News release FOR IMMEDIATE RELEASE Avantor® Announces CFO Transition RADNOR, Pa. – April 1, 2026 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission- critical products and services to customers in the life sciences and advanced technology industries, today announced that Executive Vice President and Chief Financial Officer (CFO), R. Brent Jones, will leave the Company on or before June 24, 2026. Avantor has initiated a search to identify the Company’s next CFO. To ensure a smooth transition until a new CFO is appointed, Steve Eck, Senior Vice President and Chief Accounting Officer (CAO), will serve as interim CFO upon Mr. Jones’ departure. Mr. Eck is a veteran finance executive who has served as Avantor’s CAO since 2019 with responsibility for financial reporting and internal controls. Prior to joining Avantor, he held senior finance roles at companies including CSS Industries, Fidelity National Information Systems, General Electric Company and Deloitte & Touche LLP. Reaffirms 2026 Guidance In conjunction with today’s announcement, Avantor reaffirmed the fiscal 2026 financial guidance it provided during its fourth quarter 2025 earnings call on February 11, 2026. About Avantor Avantor® is a leading life science tools company and global provider of mission-critical products and services to the life sciences and advanced technology industries. We work side-by-side with customers at every step of the scientific journey to enable breakthroughs in medicine, healthcare, and technology. Our portfolio is used in virtually every stage of the most important research, development and production activities at more than 300,000 customer locations in 180 countries. For more information, visit avantorsciences.com and find us on LinkedIn, X (Twitter) and Facebook. Investor Relations Contact Chris Fidyk Vice President, Investor Relations Avantor Chris.Fidyk@avantorsciences.com Global Media Contact Eric Van Zanten Head of External Communications Avantor 610-529-6219 Eric.VanZanten@avantorsciences.com SOURCE: Avantor and Financial News